                                                                    EXHIBIT 12.3

                        Avalon Cable of Michigan, Inc.
                        ------------------------------
                      Computation of Ratio of Earnings to
                      -----------------------------------
                                 Fixed Charges
                                 -------------

                                                              For the period            For the
                                                              from inception         three months
                                                            (June 2, 1998) to           ended
                                                            December 31, 1998          March 31,
                                                                                         1999
                                                           -----------------        ------------

Pre-Tax income (loss) from continuing operations                         (615)               (264)
                                                            =================        ============

Adjustments to net income(loss)
--------------------------------
Interest Expense                                                        4,537               9,058
Rent Expense                                                               43                 250
                                                            -----------------        ------------
   Total Fixed Charges                                                  4,580               9,308
                                                            =================        ============

Income from operations plus Fixed Charges                               3,965               9,044
                                                            -----------------        ------------

Ratio of earnings to fixed charges                                         --                  --
Amount of the deficiency of earnings to fixed charges                     615                 264
